Exhibit 99

                                                           FOR IMMEDIATE RELEASE

CONTACT: SAMUEL L. ERWIN, CEO
CONTACT: WILLIAM W. TRAYNHAM, PRESIDENT AND CFO
PHONE: (803) 535-1060

COMMUNITY BANKSHARES INC. (SC) ANNOUNCES 2007 EARNINGS

First quarter 2008 dividend declared of $0.12 per share

ORANGEBURG, South Carolina, January 29, 2008 - Community Bankshares Inc., (AMEX:SCB), announced consolidated net income of $2,572,000 or $.57 per diluted share for the year ended December 31, 2007 compared to $5,009,000 or $1.11 per diluted share for the year ended December 31, 2006.

For the three months ended December 31, 2007 the company had a net loss of $775,000 or $0.17 per diluted share compared to net income of $1,234,000 or $0.27 per diluted share for the same period in 2006.

Consolidated assets for Community Bankshares totaled $577.3 million at December 31, 2007 compared to $578.5 million at December 31, 2006 a decrease of $1.2 million or 0.2%. For the same dates, gross loans totaled $464 million compared to $409.7 million, an increase of $54.3 million or 13.3%. Deposits totaled $482.4 million compared to $483.6 million, a decrease of $1.2 million or 0.3%, for the same dates.

Results of Operation

Samuel L. Erwin, Community Bankshares Inc.'s CEO, stated, "When 2007 started we were optimistic about the year and our earnings prospects. As economic conditions declined during the year it became apparent that our optimism was premature. Asset quality for our bank had been improving since the middle of 2006, but we needed a healthy economy to continue that improvement. The last six months of 2007 have been extremely challenging, especially on three fronts: continuing asset quality issues, deterioration in the real estate markets, and declining interest rate margins. As a result of these factors we reported net income of $2.5 million for the year, down from $5 million the prior year."

During the fourth quarter of 2007 we made a number of key decisions in preparation for 2008, which most observers expect will be a difficult year for our industry. These decisions were focused on reducing risk and improving efficiency. First, we decided to sell some of our problem and potential problem assets. This $4.9 million loan sale resulted in a $1 million charge to earnings, and eliminated the need to invest further management attention to the loans. and eliminating the need to adjust the loans to market value. Second, we recognized an additional $1.6 million in loan loss provision to address charge-offs in our Florence and Sumter markets. Third, to ensure that asset quality improvement continues we decided to add several positions to our bank's credit department, a Risk Review manager and two underwriters. Their mission will be to oversee an ongoing objective assessment of risks within our loans both before and after they are made.

Finally, we announced recently the restructuring of our mortgage division. The national and regional problems in the real estate market resulted in a decline in our mortgage brokerage income of $1 million in 2007. In addition, we took a one-time charge of $500,000 in the 3rd quarter to account for losses in certain mortgage loans originated and sold through our wholesale department in 2006. After careful review, we decided to exit the wholesale brokerage business. We believe this change will enable us to focus entirely on retail mortgage lending, improve our bank's overall risk profile and reduce noninterest expense in our mortgage division by about $1 million.

On the balance sheet, we were pleased with loan growth of $54 million or 13% in 2007. This growth was due mostly to strong loan growth in our Midlands Region. Orangeburg also recorded very solid growth in 2007. The growth in our loan portfolio was funded with decreases in our investments, because deposits were basically unchanged during the year. With a new branch just opening on Clemson Road in Columbia, and the continued success of our remote deposit capture product, we anticipate better deposit growth in 2008.

Capital and dividends

"In challenging times such as these, it is important our customers, shareholders and communities understand the strength of this company. We are, and will remain, a well-capitalized company.

"Being well capitalized is desirable for a variety of reasons, not the least of which is that it affords the board some flexibility with respect to dividend payments and continuing the purchase of our own stock through our stock repurchase program. During 2007 we paid our shareholders a quarterly dividend of $0.12 per share or $0.48 for the year, effectively over 80% of our earnings. After reviewing our 2008 capital plan which shows we will remain well-capitalized, and despite the fact that economic conditions and interest rates suggest 2008 may not be much improved over 2007, the board has decided to approve a first quarter 2008 dividend of $0.12 per share. It will be paid on March 31, 2008, to shareholders of record on March 14.

Conclusion

"A little over a year ago we combined four community banks into one financial institution, Community Resource Bank. Over the past two years we have rebuilt our corporate structure and created a community bank for the 21st century. As we review the past year we believe that 2007 has been a year of transition and improvement, albeit neither as much improvement nor as quickly as we would have liked. We believe that our infrastructure, combined with expected improvement in asset quality, will generate success in the future. We also understand that the proof of those assertions will be in the consistent improvement of our operating earnings over time. We realize that we have yet to evidence that improvement. We will do so, and we look forward enthusiastically to the future. We see it as an opportunity to continue to grow a better bank so we can continue to better serve our customers, and, by doing so, better serve our shareholders."

Community Bankshares, Inc.'s common stock is traded on the American Stock Exchange under the ticker symbol SCB. Community Bankshares Inc., based in

Orangeburg,  South Carolina,  is the holding company for Community Resource Bank
N. A.

This press release contains forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements relate to anticipated revenues, gross margins, earnings and profitability, reductions in noninterest expense, adequacy of the allowance for loan losses, the probability of future large provisions to the allowance for loan losses, success of mortgage services marketing, improvement of mortgage services efficiency, and growth of deposits and the market for our services and products. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the company's services and products, impact of competitive products and pricing, dependence on third party suppliers, changes in the economic circumstances of borrowers, deteriorations of the economies of the markets in which the company's customers are located, and uncertainties associated with the development of technology. Investors are directed to the company's 2006 annual report, which is available from the company without charge or from its website, www.communitybanksharesinc.com, for a more complete description of the company's business.

                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (Unaudited)

All amounts in thousands, except per share data

                                                                        Year end December 31,             Quarter ended December 31,
                                                                        ---------------------             --------------------------
Income statement summary                                                2007              2006              2007              2006
                                                                        ----              ----              ----              ----
Net interest income .......................................           $21,551           $21,553           $ 5,540            $ 5,415
Provision for loan losses .................................           $ 3,155             2,950           $ 2,230            $   995
Noninterest income ........................................           $ 6,794             8,306           $   463            $ 2,354
Noninterest expense .......................................           $21,099            19,227           $ 4,973            $ 5,062
Income tax provision ......................................           $ 1,519             2,673           $  (425)           $   478
  Net income ..............................................           $ 2,572             5,009           $  (775)           $ 1,234
Basic earnings per common share:
  Average shares ..........................................             4,459             4,432             4,444              4,442
  Earnings per share ......................................           $  0.58           $  1.13           $ (0.17)           $  0.28
Diluted earnings per common share:
  Average shares ..........................................             4,497             4,505             4,444              4,520
  Earnings per share ......................................           $  0.57           $  1.11           $ (0.17)           $  0.27
Cash dividends per share ..................................           $  0.48           $  0.44           $  0.12            $  0.11

                                                               Dec. 31,
                                                               --------
Balance Sheet summary                                   2007             2006
                                                        ----             ----
Total loans ................................          $464,039          $409,720
Allowance for loan losses ..................          $  5,343          $  4,662
Total assets ...............................          $577,313          $578,517
Total deposits .............................          $482,368          $483,621
Shareholders' equity .......................          $ 53,645            52,624
Common shares outstanding ..................             4,446             4,441
Book value per share .......................          $  12.07          $  11.85